As filed with the Securities and Exchange Commission on November 13, 2020

Registration No. 333-225094
Registration No. 333-204186
Registration No. 333-181554
Registration No. 333-160416
Registration No. 333-113036

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-225094
FORM S-3 REGISTRATION STATEMENT NO. 333-204186
FORM S-3 REGISTRATION STATEMENT NO. 333-181554
FORM S-3 REGISTRATION STATEMENT NO. 333-160416

POST-EFFECTIVE AMENDMENT NO. 5 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-113036

UNDER THE SECURITIES ACT OF 1933

PIONEER ENERGY SERVICES CORP.
(Exact name of registrant as specified in its charter)

Delaware	74-2088619
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000 San Antonio, Texas, 78209 (855) 884-0575
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Bryce T. Seki
Vice President, General Counsel, Secretary and Compliance Officer
Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
(855) 884-0575

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daryl L. Lansdale, Jr.
Norton Rose Fulbright US LLP
111 W. Houston Street, Suite 1800
San Antonio, Texas 78205
(210) 224-5575

Approximate date of commencement of proposed sale to the public: N/A. Removal from registration of securities that were not sold pursuant to these registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Pioneer Energy Services Corp. (the “Registrant”) is filing these Post-Effective Amendments (the “Post-Effective Amendments”) to deregister any and all securities that remain unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•Registration Statement on Form S-3 (No. 333-225094), filed on May 22, 2018, registering an indeterminate number or principal amount of debt securities, common stock, par value $0.10 per share, preferred stock, par value $1.00 per share, depositary shares, warrants, purchase contracts and units;
•Registration Statement on Form S-3 (No. 333-204186), filed on May 15, 2015, registering an indeterminate number or principal amount of debt securities, common stock, par value $0.10 per share, preferred stock, par value $1.00 per share, depositary shares, warrants, purchase contracts and units;
•Registration Statement on Form S-3 (No. 333-181554), filed on May 18, 2012, registering an indeterminate number or principal amount of debt securities, common stock, par value $0.10 per share, preferred stock, par value $1.00 per share, depositary shares, warrants, purchase contracts and units;
•Registration Statement on Form S-3 (No. 333-160416), filed on July 2, 2009, registering an indeterminate number or principal amount of debt securities, common stock, par value $0.10 per share, preferred stock, par value $1.00 per share, depositary shares, warrants, purchase contracts and units; and
•Registration Statement on Form S-3 (No. 333-113036), which was originally filed on February 24, 2004 and amended on April 19, 2004, May 14, 2004, June 4, 2004, and June 16, 2004, registering 4,400,000 shares of the Registrant’s common stock, par value $0.10 per share.

As previously disclosed, on March 1, 2020, the Registrant and certain of its subsidiaries, commenced voluntary petitions for relief under Title 11 (“Chapter 11”) of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, on March 2, 2020, filed the prepackaged Chapter 11 plan of reorganization (the “Plan”) with the Bankruptcy Court. On May 11, 2020, the Bankruptcy Court entered an order confirming the Plan. On May 29, 2020 the conditions to effectiveness of the Plan were satisfied and the Registrant emerged from Chapter 11. As a result of the Chapter 11 proceedings, the Registrant terminated all offering of securities pursuant to the Registration Statements.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered pursuant to the Registration Statements for issuance that remain unissued at the termination of such offering, the Registrant hereby removes from registration by means of these Post-Effective Amendments, any and all of the securities of the Registrant registered but unsold under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on November 13, 2020.

PIONEER ENERGY SERVICES CORP.
By:	/s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Mathew S. Porter	Interim Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2020
Matthew S. Porter

/s/ Lorne E. Phillips	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2020
Lorne E. Phillips

/s/ David Coppé	Director	November 13, 2020
David Coppé

/s/ John David Jacobi	Director	November 13, 2020
John David Jacobi

/s/ Charles K. Thompson	Director	November 13, 2020
Charles K. Thompson